As filed with the Securities and Exchange Commission on December 15, 2020

Registration No. 333-176246

Registration No. 333-187615

Registration No. 333-204454

Registration No. 333-204456

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-176246

POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-8 REGISTRATION STATEMENT NO. 333-187615

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-204454

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-204456

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

DUNKIN’ BRANDS GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	20-4145825
(State or other jurisdiction of incorporation or organization)	(IRS employer identification number)

130 Royall Street

Canton, Massachusetts 02021

(Address of principal executive offices)

2006 Amended and Restated Executive Incentive Plan

2011 Omnibus Long-Term Incentive Plan

Dunkin’ Brands, Inc. 401(k) Retirement Plan

Dunkin’ Brands Group, Inc. 2015 Omnibus Long-Term Incentive Plan

Dunkin’ Brands Group, Inc. Employee Stock Purchase Plan

(Full title of the Plans)

David Hoffmann

David Mann

130 Royall Street

Canton, Massachusetts 02021

(Name, address and telephone number of Agent for Service)

With copies to:

Craig E. Marcus, Esq.

Ropes & Gray LLP

Prudential Tower, 800 Boylston Street

Boston, Massachusetts 02199

(617) 951-7000

(617) 951-7050 (facsimile)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definitions of “large accelerated filer, “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer	☐

Non-accelerated filer ☐	Smaller reporting company	☐

	Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

DEREGISTRATION OF UNSOLD SECURITIES

These Post-Effective Amendments (the “Post-Effective Amendments”) filed by Dunkin’ Brands Group, Inc., a Delaware corporation (the “Registrant”), deregister all shares of the Registrant’s common stock, $0.001 par value per share (the “Shares”) remaining unissued under the following Registration Statements on Form S-8 (each, a “Registration Statement”, and collectively, the “Registration Statements”) filed by the Registrant with the U.S. Securities and Exchange Commission (the “Commission”).

•	Registration Statement on Form S-8 (No. 333-176246) pertaining to the registration of 5,644,370 Shares, issuable under the Registrant’s 2006 Amended and Restated Executive Incentive Plan.

•	Registration Statement on Form S-8 (No. 333-176246) pertaining to the registration of 7,000,000 Shares, issuable under the Registrant’s 2011 Omnibus Long-Term Incentive Plan.

•	Registration Statement on Form S-8 (No. 333-187615) pertaining to the registration of 150,000 Shares, issuable under the Dunkin’ Brands, Inc. 401(k) Retirement Plan.

•	Registration Statement on Form S-8 (No. 333-204454) pertaining to the registration of 6,200,000 Shares, issuable under the Registrant’s 2015 Omnibus Long-Term Incentive Plan.

•	Registration Statement on Form S-8 (No. 333-204456) pertaining to the registration of 500,000 Shares, issuable under the Registrant’s Employee Stock Purchase Plan.

Registrant is filing these Post-Effective Amendments to withdraw and remove any unissued and unsold securities issuable by Registration pursuant to the above-referenced Registration Statements.

Effective as of December 15, 2020, as contemplated by the Agreement and Plan of Merger, among Inspire Brands, Inc. (“Parent”), Vale Merger Sub, Inc. (“Merger Sub”), and the Registrant, dated as of October 30, 2020 (the “Merger Agreement”), Merger Sub merged with and into the Registrant, with the Registrant surviving as a wholly-owned indirect subsidiary of Parent (such transaction, the “Merger”). At the effective time of the Merger, each outstanding Share (other than (1) Shares irrevocably accepted for purchase by Merger Sub in the offer contemplated by the Merger Agreement, (2) Shares owned by Parent, Merger Sub or the Registrant or any direct or indirect wholly-owned subsidiary of Parent or the Registrant, including all Shares held by the Registrant as treasury stock, or (3) Shares that are held by any stockholder who is entitled to demand and properly demands appraisal pursuant to, and who complies in all respects with the provisions of, Section 262 of the Delaware General Corporation Law with respect to such Shares), was converted into the right to receive an amount in cash equal to $106.50, without interest, subject to any withholding taxes required by applicable law.

In connection with the closing of the Merger, the offerings pursuant to the Registration Statements have been terminated. In accordance with undertakings made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that remain unsold at the termination of the offerings, the Registrant hereby removes from registration all Shares registered under the Registration Statements but not sold under the Registration Statements.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Canton, Commonwealth of Massachusetts on December 15, 2020.

DUNKIN’ BRANDS GROUP, INC.

By:	/s/ David Hoffmann
Name: David Hoffmann
Title: Authorized Officer

No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance on Rule 478 of the Securities Act of 1933, as amended.